Jones Walker
                             Waechter Poitevent
                           Carrere & Denegre L.L.P.

                             September 7, 2000



Conrad Industries, Inc.
1501 Front Street
P.O. Box 790
Morgan City, LA  70381

Gentlemen:

     We have acted as counsel for Conrad Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 950,000 shares (the "Shares") of the Common Stock of the Company, $0.01 par value per share (the "Common Stock"), pursuant to the terms of the Conrad Industries, Inc. Amended and Restated 1998 Stock Plan (the "Plan").

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares, when issued upon the terms described in the Plan and the Registration Statement, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER, WAECHTER,
                                 POITEVENT, CARRERE & DENEGRE, L.L.P.



                              By:   /S/ DIONNE M. ROUSSEAU

                                   Dionne M. Rousseau, Partner